EXHIBIT 4.1
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                         AMENDED AND RESTATED AGREEMENT


         AMENDED AND RESTATED AGREEMENT, dated as of March 26, 2004 (this "Agreement"), between Antenna TV S.A., a Greek societe anonyme (the "Company") and Mr. Minos Kyriakou ("Kyriakou").

         WHEREAS, the Company made a number of investments in Euroholdings Capital & Investment Corp. ("Euroholdings") (previously known as Athenian Capital Holdings S.A.), a diversified holding company listed on the Athens Stock Exchange, for an aggregate purchase price of U.S. $42.8 million (the "Aggregate Purchase Price") and now holds 1,588,404 ordinary shares (the Company held 5,294,680 Euroholdings Shares prior to a 3 1/3 for 1 stock split), representing approximately 14.5% of the outstanding capital of Euroholdings (the "Euroholdings Shares");

         WHEREAS, the Company's investment in Euroholdings has declined in value;

         WHEREAS, Kyriakou, as the Chairman of the Board of the Company and a principal shareholder, is concerned about the decline in the Company's investment in Euroholdings and the impact of such decline on the Company and its shareholders, and on the Company's ability to undertake additional future financings;

         WHEREAS, Kyriakou and the Company entered into an agreement dated June 14, 2001 relating to the Euroholdings Shares which was scheduled to expire on December 31, 2003 (the "Original Agreement"); and

         WHEREAS, the Company concluded that it would have been subject to certain adverse tax consequences had the purchase contemplated by the Original Agreement been effected:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement, effective as of December 31, 2003, as follows:

                                    ARTICLE I

                  PUT OPTION OF THE ANTENNA EUROHOLDINGS SHARES

         1.1 PUT OPTION ON THE EUROHOLDINGS SHARES ON DECEMBER 31, 2008. Subject to the terms and conditions herein set forth, Kyriakou agrees that if
(i) on December 31, 2008 the Company continues to hold any of the Euroholdings Shares and (ii) the value of the Euroholdings Shares on such date (as measured based on average closing prices on the Athens Stock Exchange for the preceding 20 trading days) does not exceed $26.94 per Euroholdings Share (the "Initial Purchase Price"), then Kyriakou or third parties designated by Kyriakou will conclude the purchase of (in any case in

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accordance with applicable regulations of the Athens Stock Exchange), the
Euroholdings Shares from the Company for an amount equal to the Initial Purchase Price per Euroholdings Share, plus interest reflecting the Company's return on bank deposits for such period. If on December 31, 2008 the Euroholdings Shares are not listed on the Athens Stock Exchange, the value of the Euroholdings Shares for the purposes of clause (ii) above shall be determined by an independent third party mutually agreed upon by the Company and Kyriakou.

         1.2 AUTOMATIC PURCHASE OF EUROHOLDINGS SHARES BY KYRIAKOU UPON CERTAIN EVENTS. If (a) (i) the Company fails to pay any amounts due under the Company's Senior Notes due 2007 or the Company's Senior Notes due 2008 (collectively, the "Notes") or (ii) there shall occur an Insolvency Event and
(b) at the time of such failure or event the Company shall hold Euroholdings Shares, Kyriakou will immediately purchase the Euroholdings Shares from the Company on such date for an amount equal to the Initial Purchase Price per Euroholdings Share, plus interest reflecting the Company's return on bank deposits to the Default Purchase Date. For purposes of the Agreement, an "Insolvency Event" shall mean the occurrence of any of the events specified in
Section 6.01(g) or (h) of either of the indentures governing the Notes.

         1.3      PUT OPTION ON THE EUROHOLDINGS SHARES PRIOR TO DECEMBER 31,
2008.

                  (a) Subject to the terms and conditions herein set forth, the Company agrees that if the Company elects at any time prior to December 31, 2008 to dispose of all or part of the Euroholdings Shares (other than pursuant to this Agreement), then the Company shall offer such Euroholdings Shares first to Kyriakou, by sending written notice (an "Offering Notice") to Kyriakou, which shall state (i) the number of Euroholdings Shares proposed to be disposed of (the "Offered Shares"); (ii) in the case of a negotiated sale, the proposed purchase price per Offered Share and in the case of market sale, the market price; and (iii) the terms and conditions of such sale.

                  (b) If Kyriakou receives an Offering Notice, he shall have, by written notice to the Company within 15 days of receipt of the Offering Notice, to purchase the Offered Shares himself, or to designate third parties to do so, (in any case in accordance with applicable regulations of the Athens Stock Exchange), for the greater of (i) the Initial Purchase Price per Offered Share or (ii) the purchase price per share offered by a third party purchaser or, in the case of a market sale, the average of the closing prices on the Athens Stock Exchange for the preceding 20 trading days, plus, in all cases, interest reflecting the Company's return on bank deposits for the period the Offered Shares were held by the Company.

                  (c) If Kyriakou defaults on his obligation to purchase the Offered Shares or to designate third parties to do so pursuant to (b) above, and if (i) the Company sells all of the Euroholdings Shares and (ii) the sale price (the "Sale Price") is less than the Aggregate Purchase Price, then Kyriakou will indemnify the Company for the difference between the Sale Price and the Aggregate Purchase Price, plus interest reflecting the Company's return on bank deposits for the period the Euroholdings Shares were held by the Company.

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                  (d)      If Kyriakou defaults on his obligation to purchase
the Offered Shares or to designate third parties to do so pursuant to (b) above, and if (i) the Company sells part of the Euroholdings Shares (a "Partial Sale") and (ii) the Sale Price is less than the Initial Purchase Price per Euroholdings Share, then Kyriakou will indemnify the Company for the difference between (A) the Initial Purchase Price multiplied by the number of Euroholdings Shares sold in the Partial Sale and (B) the Sale Price multiplied by the number of Euroholdings Shares sold in the Partial Sale, plus interest reflecting the Company's return on bank deposits for the period the Euroholdings Shares were held by the Company.

         1.4 VALUATION OPINIONS. To the extent required by any agreement to which it is subject, the Company will obtain a valuation opinion for any transactions contemplated hereby.

         1.5 CERTAIN ADJUSTMENTS. The number of Euroholdings Shares purchasable pursuant to this agreement, and the purchase price of such shares, shall be adjusted to reflect any restructuring or recapitalization of the capital stock of Euroholdings.

                                   ARTICLE II

                                  MISCELLANEOUS

         2.1 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                   if to the Company:

                   Antenna TV S.A.
                   Kifissias Avenue 10-12,
                   Maroussi 151 25
                   Athens Greece
                   Telecopy:  30-1-688-6516
                   Attention: Dr. Nikos Angelopoulos

                   if to Kyriakou:

                   c/o Antenna TV S.A.
                   Kifissias Avenue 10-12,
                   Maroussi 151 25
                   Athens Greece
                   Telecopy:  30-1-683-4416
                   Attention:  Mr. Minos Kyriakou

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         All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 2.1 designate another address or Person for receipt of notices hereunder.

         2.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

         2.3      AMENDMENT AND WAIVER.

                  (a) No failure or delay on the part of the Company or Kyriakou in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Kyriakou at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or Kyriakou from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and Kyriakou, and (ii) only in the specific instance and for the specific purpose for which made or given. PROVIDED, HOWEVER, the parties hereby agree that this Agreement shall terminate on December 31, 2008 and shall not be extended beyond such date. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         2.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         2.5 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         2.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF GREECE.

         2.7 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

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         2.8      RULES OF CONSTRUCTION. Unless the context otherwise
requires, references to sections or subsections refer to sections or subsections of this Agreement.


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    IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.


                                    ANTENNA TV S.A.


                                    By:     /s/ Nikos Angelopoulos
                                            -----------------------------------
                                            Name: Nikos Angelopoulos
                                            Title: Chief Financial Officer



                                            /s/ Minos Kyriakou
                                            -----------------------------------
                                            Mr. Minos Kyriakou